UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 29, 2008

IMMUNICON CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	000-50677	23-2269490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Road, Suite 100 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 830-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 29, 2008, Immunicon Corporation (“Immunicon”) entered into, and consummated the transactions contemplated by, the Prepayment Agreement and Amendments (the “Prepayment Agreements”) with each of the holders (the “Holders”) of Immunicon’s 6.00% Subordinated Convertible Notes (the “Notes”). The Notes were first issued by Immunicon on December 6, 2006 in tandem with warrants (the “Warrants”) to purchase shares of Immunicon’s common stock (“Common Stock”) pursuant to that certain Securities Purchase Agreement, dated December 6, 2006 (the “Purchase Agreement”). Upon the terms and subject to the conditions of the Prepayment Agreements, the Holders exchanged $3,000,000 of original principal amount and accrued but unpaid interest on the Notes (the “Exchanged Debt”) with Immunicon in exchange (the “Exchange”) for the issuance of 3,571,433 shares of Immunicon’s common stock in the aggregate to the Holders (the “Shares”) in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Immunicon also prepaid $8,500,000 of original principal amount and accrued but unpaid interest on the Notes to the Holders (the “Prepayment”).

Immunicon made customary representations and warranties in the Prepayment Agreements, including, among others, representations and warranties related to (i) Immunicon’s due organization and valid existence, (ii) Immunicon’s corporate power and authority to enter into the Prepayment Agreements and conduct the Exchange and the Prepayment, and (iii) the Shares’ due authorization and valid issuance. In addition, Immunicon has made customary covenants in the Prepayment Agreements, including, among others, covenants related to maintenance of market listing, acknowledgement of the Holders’ ability to pledge the Shares, and disclosure of the transactions contemplated by the Prepayment Agreements.

In addition, certain terms of the Notes were amended and restated, including to provide that Immunicon may prepay without penalty any amount of the principal and interest of the Notes by providing five business days notice to the Holders, subject to certain change of control premium obligations in the event of a prepayment in connection with a change of control, and Immunicon may list the Common Stock on the Over-the-Counter Bulletin Board, as well as other stock exchanges, in order to remain compliant with the covenants in the Note. Further, the “Available Cash Test” existing under the Notes was amended and restated such that the effective measurement date for the test will begin with the quarter ended December 31, 2008 and will be measured each quarter thereafter until the maturity of the Notes on December 6, 2009. The definition of “Events of Default” under the Notes were amended such that a breach or default under any agreement binding Immunicon that would result in an Event of Default specifically excludes a breach or default related to Immunicon’s Development, License and Supply Agreement, as amended, with Veridex, LLC, a Johnson & Johnson company (“Veridex”), to the extent such default or event of default arises out of or in connection with any matters related to Immunicon’s ongoing arbitration proceeding against Veridex.

The terms of the Warrants and the Purchase Agreement were also amended to confirm that the closing of the transactions contemplated by the Prepayment Agreements would not result in a breach of the Warrants or the Purchase Agreement. The Holders irrevocably waived any anti-dilution adjustment or participation rights related to the issuance of the Shares in the Exchange.

In addition, the terms of the Purchase Agreement were amended such that Immunicon covenants that, for so long as any of the Notes or Warrants remain outstanding, Immunicon shall use its reasonable best efforts to maintain the effectiveness of the current Registration Statement on Form S-3 (the “Registration Statement”) covering the issuance of the Registrable Securities (as defined in the Notes); provided that, if at any time while the Notes or the Warrants are outstanding Immunicon shall be ineligible to maintain the effectiveness of the Registration Statement, Immunicon shall no longer be obligated to maintain the effectiveness of the Registration Statement.

The foregoing is a summary description of certain terms of the Prepayment Agreements and, by its nature, is incomplete. It is qualified in its entirety by the text of the form of Prepayment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. All readers are encouraged to read the entire text of the form of Prepayment Agreement attached as Exhibit 10.1.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure provided in Item 1.01 above is incorporated into this Item 2.04 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure provided in Item 1.01 above is incorporated into this Item 3.02 by reference.

Item 7.01.	Regulation FD Disclosure.

On March 3, 2008, Immunicon issued a press release announcing Immunicon’s entry into the Prepayment Agreements. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	–	Form of Prepayment Agreement and Amendment, entered into by Immunicon and each Holder.

99.1	–	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Immunicon has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

By:	/s/ JAMES G. MURPHY
James G. Murphy
Senior Vice President, Finance and Administration and Chief Financial Officer

Dated: March 3, 2008

EXHIBIT INDEX

Exhibit No.	Document

10.1	Form of Prepayment Agreement and Amendment, entered into by Immunicon and each Holder.

99.1	Press release.